Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement, dated August 8, 1997
     (To Prospectus Supplement, dated May 21, 1997;
      to Prospectus, dated May 21, 1997)

                              DESCRIPTION OF NOTES

         The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:          7.150% Subordinated Notes Due August 15, 2012 (the
                         "Notes").

Aggregate
Principal Amount:        $20,000,000.00.

Price to Public:         99.7500%

Issue Date:              August 21, 1997.

Stated Maturity:         August 15, 2012.

Interest Rate:           7.150% per annum.

Interest Payment Dates:  Monthly on the 15th day of each month, commencing in
                         September 1997, and at Stated Maturity.

Regular Record Dates:    Monthly on the 1st day of each month for the related
                         Interest Payment Date.

Sinking Fund:            The Notes are not subject to any sinking fund
                         provision.

Redemption:              The Notes are subject to redemption, in whole but not
                         in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest
                         Payment Date occurring in February or August, on or after August 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agents:          Morgan Stanley & Co. Incorporated.

Agents' Discount
or Commission:           2.250%.

CUSIP Number:            17303 MGZ 6.